EXHIBIT 5.1

SIDLEY AUSTIN BROWN & WOOD

DALLAS LOS ANGELES NEW YORK SAN FRANCISCO WASHINGTON, D.C.	BANK ONE PLAZA 10 S. DEARBORN STREET CHICAGO, ILLINOIS 60603 TELEPHONE 312 853 7000 FACSIMILE 312 853 7036 www.sidley.com FOUNDED 1866	BEIJING GENEVA HONG KONG LONDON SHANGHAI SINGAPORE TOKYO

June 4, 2003

Board of Directors

Sara Lee Corporation

Three First National Plaza

Chicago, Illinois 60602-4260

Re:	Sara Lee Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to Sara Lee Corporation, a Maryland corporation (the “Company”), in connection with its sale and issuance of up to $200,000,000 aggregate principal amount of the Company’s 1.950% Notes due 2006, up to $300,000,000 aggregate principal amount of the Company’s 2.750% Notes due 2008 and up to $500,000,000 aggregate principal amount of the Company’s 3.875% Notes due 2013 (collectively, the “Notes”), covered by the Registration Statement on Form S-3 filed on March 5, 2002 (Registration No. 333-83776) by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 thereto filed by the Company with the SEC on May 13, 2002 and by Amendment No. 2 thereto filed by the Company with the SEC on June 4, 2002 (collectively, the “Registration Statement”).

The Notes will be issued under an Indenture (the “Indenture”) between the Company and The Bank of New York as Trustee, pursuant to the Pricing Agreement dated May 30, 2003, including Annex A thereto (the “Underwriting Agreement”), by and among the several Underwriters named therein (collectively, the “Underwriters”), and the Company.

In rendering the opinions expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of

SIDLEY AUSTIN BROWN & WOOD IS AN ILLINOIS GENERAL PARTNERSHIP

Sara Lee Corporation

June 4, 2003

all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that, assuming the Notes have been duly authorized by the Company, when duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will be legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

This letter is limited to the laws of the State of New York and, to the extent applicable, the federal laws of the United States of America.

We note that a letter of Venable, Baetjer and Howard, LLP, Maryland counsel to the Company, delivered to you concurrently herewith, addresses, among other things, the authorization and execution of the Notes.

We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities laws or blue sky laws of any jurisdiction to the Notes.

We hereby consent to the filing of this letter as Exhibit 5.1.3 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/    SIDLEY AUSTIN BROWN & WOOD